Exhibit 99.1

The Men’s Wearhouse, Inc.
News Release
For Immediate Release
MEN’S WEARHOUSE RECEIVES CLEARANCE FROM
OFFICE OF FAIR TRADING FOR ACQUISITION OF
DIMENSIONS CLOTHING LIMITED AND ALEXANDRA PLC
HOUSTON — November 4, 2010 — Men’s Wearhouse (NYSE: MW) announced today that it has received clearance from The Office of Fair Trading (OFT), the United Kingdom’s consumer and competition authority, for the acquisition of Dimensions Clothing Limited (“Dimensions”) and certain assets of Alexandra plc, two leading providers of corporate clothing uniforms and workwear in the UK.
George Zimmer, Men’s Wearhouse Founder, Chairman and Chief Executive Officer, stated, “We are pleased to be informed by the OFT that it has given its clearance of our previously announced acquisition of Dimensions and the assets of Alexandra. The integration of our UK businesses is progressing as expected, and we are excited about this growth opportunity and its impact on our financial results going forward.”
Founded in 1973, Men’s Wearhouse is one of North America’s largest specialty retailers of men’s apparel with 1,219 stores. The Men’s Wearhouse, Moores and K&G stores carry a full selection of designer, brand name and private label suits, sport coats, furnishings and accessories and Men’s Wearhouse and Tux stores carry a limited selection. Tuxedo rentals are available in the Men’s Wearhouse, Moores and Men’s Wearhouse and Tux stores. Additionally, Men’s Wearhouse operates a global corporate apparel and workwear group consisting of TwinHill in the United States and Dimensions and Alexandra in the United Kingdom.
This press release contains forward-looking information. The forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be significantly impacted by various factors, including sensitivity to economic conditions and consumer confidence, possibility of limited ability to expand Men’s Wearhouse stores, possibility that certain of our expansion strategies may present greater risks, changes in foreign currency rates and other factors described in the Company’s annual report on Form 10-K for the fiscal year ended January 30, 2010 and subsequent Forms 10-Q.
For additional information on Men’s Wearhouse, please visit the company’s website at www.menswearhouse.com. The website for Dimensions is www.dimensions.co.uk and the website for Alexandra is alexandra.co.uk.
CONTACT:	Neill Davis, EVP & CFO, Men’s Wearhouse (281) 776-7000 Ken Dennard, DRG&L (713) 529-6600